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Ana Kapor

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investorrelations@sciclone.com

SCICLONE COMPLETES ENROLLMENT AHEAD OF SCHEDULE IN PHASE 2 TRIAL FOR

RP101 IN LATE-STAGE PANCREATIC CANCER PATIENTS

FOSTER CITY, CA, March 9, 2009 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced that enrollment has been completed ahead of schedule in the Company’s phase 2 clinical trial for RP101 in patients with late-stage pancreatic cancer. Results from a previous phase 1 study in 22 late-stage pancreatic cancer patients indicated that RP101, a nucleoside analog also known as BVdU, may help to extend the beneficial tumor-fighting effects of chemotherapy.

“We have reached our enrollment goal of 153 patients at 50 study sites several weeks earlier than planned, an encouraging result,” said Israel Rios, MD, Senior Vice President and Chief Medical Officer of SciClone. “As with our other drugs in development, thymalfasin and SCV-07, we are impressed with RP101’s excellent safety profile thus far. Given the promising data seen in the phase 1 study, we believe that RP101 could become an important tool for the treatment of patients with unresectable pancreatic cancer.”

“Late-stage pancreatic cancer, which is expected to claim as many as 33,000 lives in the U.S. this year alone, is a highly aggressive, devastating disease and unfortunately patients quickly develop resistance to treatment with chemotherapy,” said Dr. Nash Gabrail of the Gabrail Cancer Center and a study investigator. “There is an urgent need to find new treatment solutions for this population of patients. Through this clinical trial we hope to learn more about how RP101 used in combination with gemcitabine may decrease resistance to chemotherapy using gemcitabine alone and help extend the beneficial anti-tumor effects of this drug.”

This study is a randomized, placebo-controlled, double-blind phase 2 clinical trial conducted throughout the United States, Europe, and South America. Patients assigned to the treatment arm receive RP101 plus gemcitabine, an approved pancreatic cancer treatment, while patients in the control arm receive gemcitabine alone. Treatment is delivered in cycles of three weeks followed by one week of rest, for at least six cycles of dosing. The primary endpoint for the trial is overall survival, with progression-free survival as a secondary endpoint. SciClone expects to unblind the data from this trial in the first half of 2010.

Data from the phase 1 clinical study of RP101 plus gemcitabine showed an increase in median survival. Patients experienced 6 and 12-month survival rates of 68% and 39%, respectively, compared to historical controls of 47% and 13% for patients treated with gemcitabine alone. Reported adverse events included nausea, fatigue, vomiting, neutropenia, anorexia and fever; all of which are toxicities expected from the use of gemcitabine alone.

About RP101

RP101, also known as BVdU, is a nucleoside analog which has shown, in several preclinical and clinical studies, the potential to prevent the induction of resistance to chemotherapy by suppressing genes involved in development of that resistance and enhancing sensitivity to chemotherapy. Additionally, RP101 has been shown to promote cell death, or apoptosis, in cancer cells. RP101 has shown biological activity in various cancer indications and has shown the potential to extend survival for pancreatic cancer patients.

RP101 is approved in several European countries as an anti-viral drug. SciClone believes that the compound’s potential efficacy to combat chemoresistance and improve chemosensitivity constitutes a new clinical use, which is protected by use patents. In April 2007, SciClone acquired the exclusive rights in the United States and Canada to develop and commercialize RP101 for the treatment of cancer and certain other indications from RESprotect GmbH.

About SciClone

SciClone Pharmaceuticals (NASDAQ: SCLN) is a profit-driven international biopharmaceutical company with a successful international business and a product portfolio of novel therapies for cancer and infectious diseases. The Company is focused on achieving worldwide sales growth, a cost-containing clinical development strategy, and tight expense management. ZADAXIN is sold in over 30 countries for the treatment of hepatitis B and hepatitis C, certain cancers and as a vaccine adjuvant. SciClone’s pipeline of phase 2 and 3 drug candidates, includes thymalfasin for stage IV melanoma for which the Company has reached agreement with the FDA on the design of a phase 3 trial; RP101 in phase 2 for the treatment of pancreatic cancer; SCV-07 in phase 2 trials for the treatment of HCV and oral mucositis; and, awaiting approval in China, DC Bead for the treatment of liver cancer. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding development objectives and timing expectations. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These risks and uncertainties include developments with respect to our clinical programs, regulatory restrictions and other matters, as well as the outcome of the director nomination notice received by SciClone in December 2008 from a company controlled by Sigma-Tau Finanziaria S.p.A. Please also refer to other risks and uncertainties described in SciClone’s filings with the Securities and Exchange Commission. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Important Information/ Solicitation Participants Legend

SciClone Pharmaceuticals, Inc. will file a proxy statement in connection with its 2009 annual meeting of stockholders and advises its stockholders to read that proxy statement when it becomes available because it will contain important information. Stockholders will be able to obtain a free copy of that proxy statement and other documents (when available) that SciClone files with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. That proxy statement and these other documents will also be available free of charge by directing a request to SciClone Pharmaceuticals, Inc., Attn: Investor Relations, 950 Tower Lane, Suite 900, Foster City, CA 94404, or from SciClone at www.sciclone.com.

SciClone, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from the SciClone stockholders in connection with the 2009 annual meeting. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in SciClone’s proxy statement filed on May 5, 2008 for the 2008 annual meeting of stockholders. To the extent that holdings of SciClone securities on the part of those individuals have changed since the date of that proxy statement, those changes have been reflected on Statements of Changes in Ownership on Forms 3 or 4 filed with the Securities and Exchange Commission. More current information regarding the interests of the directors and named executive officers of SciClone will be contained in the proxy statement referred to in the preceding paragraph.